Exhibit 99.1

HHS Issues Contract Modification Confirming Commitment to Buy 75M Doses of VaxGen’s Anthrax Vaccine; Modification Imposes New Requirements that Delay Delivery; VaxGen Pursuing Financial Compensation

BRISBANE, Calif., May 10  VaxGen, Inc. (Pink Sheets: VXGN.PK) announced today that the Department of Health and Human Services (HHS) has confirmed its commitment to purchase 75 million doses of the company’s recombinant anthrax vaccine candidate for $877.5 million by issuing a unilateral modification to the company’s November 2004 anthrax vaccine contract. The modification extends the deadlines by which the company is required to complete various milestones, including deliveries. These extended deadlines are intended to provide adequate time to address future potential development contingencies.

The unilateral modification also imposes additional requirements for clinical and non-clinical studies to be completed prior to the initiation of vaccine deliveries to the Strategic National Stockpile. The company estimates that meeting the new requirements will delay the initiation of deliveries to the stockpile to the end of 2007 at best and more likely into 2008. The company has an obligation under the modified contract to initiate deliveries no later than November 2008. Prior to the modification, VaxGen had intended to initiate deliveries by the end of this year or early 2007.

The company will not be paid for the product until it is delivered to the stockpile. The modification’s new requirements and the resulting delivery delays will increase the cost of contract performance for VaxGen and postpone revenues triggered by delivery of the vaccine to the stockpile.

Potential Remedies

Prior to receipt of the modification, VaxGen repeatedly informed HHS of the delivery and financial implications of these additional requirements. The company is now pursuing financial compensation for the government-directed changes as prescribed by the Federal Acquisition Regulation that governs the contract and other relevant statutes.

“Financing an increased scope of work and delays imposed without compensation is the greatest challenge we have faced in our four-year effort to provide the nation with a recombinant anthrax vaccine,” said Lance K. Gordon, Ph.D., VaxGen’s President and Chief Executive Officer. “We have therefore urged HHS to reconsider its decision and either accept deliveries of our recombinant anthrax vaccine candidate according to the terms of our original contract or provide appropriate financial compensation for the new requirements. In parallel, we are pursuing legal remedies that we are confident will result in a more equitable price for our vaccine candidate upon its delivery and acceptance to the stockpile.”

Modification

The unilateral modification requires VaxGen to conduct additional studies prior to the initiation of deliveries using vaccine produced after the company has demonstrated to the Food and Drug Administration that it has validated its manufacturing process and has consistently manufactured final vaccine in syringes that meet the standard of an FDA-approved product (validated final drug product). Prior to delivering vaccine, VaxGen will now be required to:

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conduct an additional Phase II trial using validated final drug product. Under the terms of the original contract, VaxGen was to generate such clinical data during the conduct of a Phase III expanded safety and immunogencity study to be initiated after VaxGen had begun delivering the vaccine. This new Phase II study is in addition to a previously scheduled Phase II trial set for later this year to select the vaccine’s final formulation; and

•	demonstrate efficacy in non-clinical models after exposure to inhalational anthrax, also using vaccine that meets the standard of an FDA-approved product.

These additional studies will provide confirmatory information but will differ from previous studies only insofar as they will be conducted with validated final drug product. VaxGen will be expected to fund these additional activities without government funding support.

Potential Threat to Nation’s Biodefense Program

In March 2004, when it issued its Request for Proposals for the production of recombinant anthrax vaccines, HHS stated that: “there is an urgent need to stockpile appropriate and effective medical countermeasures to protect those living in the United States from the harmful effects of B. anthracis (anthrax) spores when used as instruments of terror. Thus this enduring threat requires an accelerated pace of recombinant protective antigen (rPA) anthrax development, testing, manufacturing and acquisition to provide a sufficient stockpile for emergency preparedness and response.”

Dr. Gordon said: “We do not believe that imposing costly new requirements, unilaterally and without compensation, is in keeping with the original intent of this program. The modification will not result in a better recombinant Protective Antigen anthrax vaccine, but it will delay the availability of an important bioterror countermeasure. It will also damage VaxGen and discourage other companies from participating in the BioShield program, leaving the American people all the more vulnerable to bioterrorism and emerging infectious diseases.”

This concern was echoed in a report issued May 9, 2006 by the Government Accountability Office titled Federal Agencies Have Taken Some Steps to Validate Sampling Methods and to Develop a Next-Generation Anthrax Vaccine. According to the report, “The rest of the biotechnology sector will be watching to see whether the industry and the U.S. government can make this partnership work. Issues with (VaxGen’s) contract might have an effect beyond just the individual vaccine procurement. They could have an impact on how the biotechnology industry responds to government overtures in the future for the development and procurement of medical countermeasures for the many biothreat agents still to be addressed.”

Substantial Progress

VaxGen has made substantial progress in developing its recombinant anthrax vaccine candidate, including completion of several non-clinical studies and two clinical studies, development of improved assays, and implementation of product enhancements in preparation for further clinical study. The company has completed 23 full-scale manufacturing runs of the vaccine candidate’s bulk protein, recombinant Protective Antigen, in its state-of-the-art facility dedicated to making its anthrax vaccine candidate. The manufacturing process for the bulk rPA is planned to undergo validation later this year.

VaxGen will hold a conference call at 1:30 p.m. PT/4:30 p.m. ET today to discuss the contract modification. To listen to a live webcast of the presentation, go to Webcasts in the Investor Relations section of VaxGen’s web site at www.vaxgen.com and click on “Anthrax Contract Modification.” To access the presentation by phone, dial 800-374-0113 (domestic) or 706-758-9607 (international). A replay of the call will be available at 800-642-1687 (domestic) or 706-645-9291 (international). The replay requires a passcode: 9189416.

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases, including anthrax and smallpox. VaxGen has been awarded an $877.5 million contract by the U.S. Department of Health and Human Services to provide 75 million doses of a modern anthrax vaccine for civilian biodefense. Based in Brisbane, Calif., VaxGen operates a wholly owned manufacturing facility in California and owns 21% of Celltrion, Inc., a company in the Republic of Korea established to provide contract manufacturing to the global pharmaceutical industry. For more information, please visit the company’s web site at www.vaxgen.com.

Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the progress and timing of the development of the company’s investigational anthrax vaccine and delivery into the Strategic National Stockpile. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on February 16, 2006 under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.